SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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BOWNE & CO., INC.

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# PROXY STATEMENT

Bowne & Co., Inc.

## NOTICE OF ANNUAL MEETING OF STOCKHOLDERS ON MAY 29, 2003

BOWNE
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Bowne & Co., Inc.
345 Hudson Street
New York, New York 10014

Robert M. Johnson Chairman and Chief Executive Officer
April 9, 2003

Dear Fellow Stockholder,

I am pleased to invite you to the Annual Meeting of Stockholders of Bowne & Co., Inc. on Thursday, May 29, 2003. Our meeting will begin at 10:00 A.M. local time in the ground floor exhibition hall of The Grolier Club, 47 East 60th Street in New York City. Since space is very limited, we are requiring an admission ticket for entry and ask that you request one by following the simple procedure on page 3 of this booklet. If you require handicapped access, please see the club’s doorman upon your arrival.

At this year’s meeting, we will present to you the ways that Bowne is managing through these demanding times. We will discuss our focus on diversification, the strategies of our business units, and the cost reductions and other measures we have taken to streamline our business in response to the challenging economic environment. We are pleased to report that Bowne’s market leadership has measurably strengthened during each of the past two years in each of our business segments. Our customer satisfaction and retention are outstanding and yet, we cannot ignore the negative effect on Bowne’s financial performance that has come from the sharp reduction in capital markets activity, a weak technology sector and the overall economic decline.

We see 2003 as a year for Bowne to execute and deliver on its strategies and seek further opportunities to achieve improved performance. Other members of senior management will join me at the meeting so that we have an opportunity to discuss these strategies with you and answer your questions.

The following booklet tells you how to be represented at the Annual Meeting via Internet, telephone or mail registration, and how to use the enclosed voting card even if you are unable to attend. If you are not able to be there in person, you may still join us through a live Webcast of the proceedings. To participate in the Webcast, you must register online by following the easy instructions we will post on our Web site, www.bowne.com, beginning May 22, 2003. Stockholders may also view our proxy statement, our annual report to stockholders and our Form 10-K annual report by visiting the Investor Relations section of our Web site. You may sign up for future Internet distribution of these documents when you send your voting instructions for this Annual Meeting.

Your vote is important to Bowne, even if you cannot personally join us on May 29. Regardless of your plans to attend, we ask that you return your signed voting instructions by one of the three methods described above so that your Bowne shares will be represented.

Cordially,

Bowne & Co., Inc.

345 Hudson Street
New York, New York 10014
(212) 924-5500

NOTICE OF ANNUAL MEETING

Stockholders of Bowne & Co., Inc. will hold their Annual Meeting on Thursday, May 29, 2003, beginning at 10:00 A.M. (local time), at The Grolier Club, 47 East 60th Street, New York, New York. A map of the area showing points of public transportation appears on page 29 of this booklet.

The purpose of the Annual Meeting is to take action on two proposals:

Proposal One — To elect four Nominees (Gloria M. Portela, Vincent Tese, Harry Wallaesa and Richard R. West) to serve on the Company’s Board of Directors for three-year terms.

Proposal Two — To approve the appointment of KPMG LLP as the Company’s auditors for the current fiscal year.

The Board of Directors recommends that you vote IN FAVOR OF both proposals.

The Company’s proxy statement for the Annual Meeting appears on the following pages. The proxy statement discusses the two proposals and contains other information about the Company. It also explains how you may vote at the meeting in person or by proxy, and how you may do so using the enclosed voting card, the telephone or the Internet. Stockholders may act on additional business if the action is proper under Delaware law.

Only stockholders listed on the Company’s records at the close of business on April 1, 2003 may vote directly. Those who hold shares in street name may vote through their brokers, banks or other nominees. In order to attend the meeting in person, you must request a ticket of admission.

April 9, 2003

By order of the Board of Directors,

Vice President, Associate General Counsel
and Corporate Secretary

Proposal One -- Election of Four Directors
Proposal Two -- Appointment of Auditors
Your vote at the Annual Meeting
Information about the nominees and other directors
The Board and its committees
Report of the Audit Committee
Comparison of five-year cumulative return
Ownership of the common stock
Report on executive compensation by the Compensation Committee
Executive compensation
Contractual arrangements with executives
Other Information

PROXY STATEMENT

Proposal One — Election of four directors	1

Proposal Two — Appointment of Auditors	1

Your vote at the Annual Meeting	3

Who may vote?	3

Tickets required	3

How to vote shares registered in your own name	3

How to vote shares held by a broker	3

How will the representatives vote for you?	4

How to revoke voting instructions	4

How do we count votes?	4

If you give no instructions	4

Who pays for this solicitation?	4

Other business at the meeting	4

About this proxy statement	5

Webcast of the meeting	5

Results of the voting	5

Information about the nominees and other directors	6

The Board and its Committees	8

The Board of Directors	8

How directors are chosen	8

Committees of the Board	8

Compensation Committee interlocks and insider participation	9

Participation at meetings	9

Compensation of directors	9

Report of the Audit Committee	11

Comparison of five-year cumulative return	12

Ownership of the common stock	14

Principal stockholders	14

Stock ownership of management	15

Report on executive compensation by the Compensation Committee	18

Executive compensation	22

Summary compensation table	22

Option grants in last fiscal year	24

Aggregated option exercises in last fiscal year and year-end option values	25

Long-term incentive plans — Awards in last fiscal year	25

Pension plans	27

Contractual arrangements with executives	28

Other Information	28

Proposals and nominations by stockholders	28

Section 16(a) Beneficial Ownership Reporting Compliance	28

About Form 10-K	28

Directions to The Grolier Club	29
This proxy statement is issued in connection with the 2003 Annual Meeting of Stockholders scheduled for May 29, 2003. This proxy statement and accompanying proxy card are first being mailed to stockholders on or about April 9, 2003.

The Board urges you to give instructions to the Company’s representatives to vote on your behalf at the Annual Meeting. If you cannot attend, or you do not wish to vote by a written ballot at the meeting, these Company representatives will act in your place as your proxies, and they will cast your vote in the way you tell them to. The following pages explain how you can give your voting instructions to the Company representatives either using the Internet or over the telephone, or by mailing the printed voting instructions card you received.

Proposal One — Election of Four Directors

The Board of Directors proposes the following four nominees for election as directors of the Company, and recommends that you vote IN FAVOR OF all four:

Gloria M. Portela
Vincent Tese
Harry Wallaesa
Richard R. West

If you choose the Company representatives to cast your vote, they will vote in favor of the four nominees listed above, unless you tell them to do otherwise.

The election of each director requires a plurality of the votes cast at the Annual Meeting. A plurality is any number of shares, which is larger than the numbers cast for competing candidates. You may vote for any or all of the four nominees, but you may not cast more than one vote for any one nominee. If a nominee becomes unable to serve before the meeting begins, the Company representatives may vote your shares in favor of a substitute nominee proposed by the Board of Directors.

The Company has three classes of directors with staggered terms of three years each. The Board has nominated Gloria M. Portela, Vincent Tese, Harry Wallaesa and Richard R. West to “Class I.” If they are elected, their terms will expire at the Company’s Annual Meeting in 2006. After the election of four directors at the meeting, there will be a total of ten members on the Board of Directors of the Company, divided among the three classes.

The four nominees already serve as directors of the Company. They have consented to their nomination and agree to continue to serve if the stockholders reelect them at the meeting. On pages 6-7 of this booklet you will find biographies of all the current directors in alphabetical order. We have highlighted the four nominees. For each director we have included his or her age on the date of the meeting and principal occupation during the last five years. Additional information about the Board of Directors itself and its standing committees begins on page 8 of this booklet.

Proposal Two — Appointment of Auditors

The Board of Directors proposes and recommends that you vote IN FAVOR OF approving the appointment of KPMG LLP.

If you choose the Company representatives to cast your vote, they will vote in favor of approving the appointment of KPMG LLP, unless you tell them to do otherwise.

KPMG LLP has served as the Company’s auditors since 1998. The Audit Committee of the Board of Directors reviews the services provided by the Company’s auditors and the possible effect of those services on the independence of their audit. Representatives of KPMG LLP will be present at the Annual Meeting and may make a statement, if they want to. The representatives of KPMG LLP will also have an opportunity to respond to appropriate questions from Stockholders at the Annual Meeting.

On March 19, 2003, the Board of Directors ratified the Audit Committee’s selection of the independent accounting firm of KPMG LLP to be auditors of the Company for the current fiscal year, ending December 31, 2003. KPMG is independent with respect to the Company and its subsidiaries. They audit the Company’s financial statements and provide other professional services requested by the Company from time to time. During the past year, KPMG’s services included:

•	Examining the consolidated financial statements which appear in the Company’s annual report on Form 10-K for the year ending December 31, 2002

•	Performing due diligence procedures with respect to acquisition candidates and conducting an audit in connection with an acquisition

•	Performing statutory audits of foreign subsidiaries

•	Reviewing federal and state tax returns prepared by the Company for itself and its subsidiaries

•	Reviewing the financial statements of the Company’s employee benefits plans and providing tax services relating to those plans

•	Providing services on operational audit projects through August 2002. The Company currently provides these services internally

•	Meeting periodically with the Audit Committee of the Board of Directors

•	Providing advisory services on miscellaneous accounting, tax and other professional matters when requested.

Fees paid to KPMG for the year ending December 31, 2002 are set forth below:

Audit Fees. KPMG’s fees for our 2002 annual audit and review of interim financial statements were $1,053,100.

All Other Fees. KPMG’s fees for all other professional services rendered to us during 2002 were:

• Audit-Related Fees	$726,073
• Other Fees (tax services and internal audits)	$1,089,827

Total of All Other Fees	$1,815,900

Financial Information Systems Design and Implementation Fees. KPMG did not render any professional services to us in 2002 with respect to financial information systems design and implementation.

Your vote at the Annual Meeting

Who may vote? The record date for the Annual Meeting was April 1, 2003. This means you are entitled to vote if our records show you held one or more shares of the Company’s common stock when business closed on that day. A total of 33,618,180 shares of common stock were outstanding and entitled to vote on the record date, and each share is entitled to one vote. The Company has no other voting securities. The voting instructions card enclosed with this booklet shows the number of shares you held, and you may cast that same number of votes. A list of all stockholders on the record date will be available for inspection at the Company’s executive offices ten days before the meeting.

We will not hold the meeting unless a quorum of the stockholders attend in person or appoint the Company representatives or other proxies to vote in their place. Stockholders entitled to vote just over half the number of shares outstanding on the record date (that is, at least 16,809,091 shares) will constitute the necessary quorum.

Tickets required. Because seating will be limited at the Annual Meeting, a stockholder who wishes to attend in person must have a ticket of admission. Each stockholder may request one ticket either by mail addressed to the Corporate Secretary in care of the Company at 345 Hudson Street, New York, New York 10014 or by e-mail to scott.spitzer@bowne.com. If you forget to bring your admission ticket, you can attend the Annual Meeting only if you are a stockholder on the Company’s records and offer satisfactory identification. If you hold your shares through a broker, bank or nominee, you will need a voting instructions card from your broker as proof of ownership.

How to vote shares registered in your own name. If you owned common stock in your own name on the record date, then you are a holder of record and your shares are registered with the Company. This means you may use the voting instructions card enclosed with this booklet to tell the Company representatives how you want them to vote your shares. Be sure to sign, date and mail the card in the postage-paid envelope, which we sent with your card.

Or you may send your instructions by Internet or by telephone in the United States or by Internet if outside the United States. If you use the Internet or telephone, the Company will confirm that we have received your instructions. Whether you use the Internet or telephone, you will need the personalized control number we have printed on your voting card.

•	To vote by Internet, go to this special address on the Internet: https://www.proxyvotenow.com/bne After the prompt, enter the personalized control number from your voting card and then press “Enter.” Follow the on-screen instructions. When you finish, review your vote and print a copy if you wish. If it is correct, click on “Submit” to register your vote.

•	To vote by telephone, call this toll-free number from any touch-tone telephone in the United States: 1-866-874-4877. After the prompt, enter the personalized control number from your voting card and then press the # sign. Follow the recorded audio instructions. When you finish, the recording will replay your vote for your review. If it is correct, register your vote at the audio prompt.

Participants in Bowne’s Direct Stock Purchase and Dividend Reinvestment Plan on the record date will have the same choice of ways to vote. The Company’s annual report describes that plan.

Stockholders who attend the Annual Meeting in person may vote by written ballot at that time. But even if you plan to attend, the Board still urges you to give your voting instructions to the Company representatives before the meeting in case your plans change. At the meeting you can change or revoke any instructions you gave previously.

How to vote shares held by a broker. If a broker, bank or other nominee holds common stock for your benefit, and the shares are not in your own name on the Company’s records, then your shares are “in street name.” In that case, your broker, bank or other nominee will advise you how to vote. Bowne reimburses them for forwarding this booklet and other material to you. If you have not heard from the broker, bank or nominee who holds your stock in street name, please contact them as early as possible. If you attend the meeting in person and want to vote shares held for you in street name, you must bring a written form of proxy from your broker, bank or nominee. It must name you as the sole representative entitled to vote. Be sure to give the form to the Corporate Secretary of the Company before voting starts.

How will the representatives vote for you? Whether you mail your instructions or send them by Internet or telephone, the Company representatives will vote your shares exactly as you tell them to. If you do not indicate how you want your shares voted, the Company representative will vote in the way the Company’s Board of Directors recommends. If there is an interruption or adjournment of the meeting before we complete the agenda, the Company representatives may still vote your shares when the meeting resumes. If a broker, bank or other nominee holds your common stock in street name, they will normally ask for your instructions and vote your shares accordingly. If you give instructions to a broker, bank or nominee, they will tell the Company representatives to vote in the way you instruct.

How to revoke voting instructions. You may change or revoke your voting instructions at any time before the stockholders vote at the Annual Meeting. To revoke or change voting instructions you have given, you must tell the Corporate Secretary of the Company in writing before the stockholders vote. Of course, you may come to the Annual Meeting in person and vote your shares by written ballot at that time. If you want to vote in person, be sure to revoke in writing any voting instructions you gave before the meeting begins.

How do we count votes? Voting at the Annual Meeting will be confidential. The Bank of New York, the Company’s registrar and transfer agent, will count all the votes. Whether you choose the Company representatives to vote for you or you attend the meeting in person, your shares will count in determining whether we have the necessary quorum, even if you decide to abstain from voting or to vote against one or both of the proposals. Likewise, shares represented at the meeting by a broker, bank or nominee will be counted in determining whether there is a quorum, regardless of whether you vote or abstain. But if a stockholder fails to vote or chooses to abstain from voting, his or her shares will not count as votes for or against the proposals. This means that the unvoted shares will not affect the outcome of the voting.

If you give no instructions. The New York Stock Exchange has determined that the proposal to elect directors as well as the proposal to approve the appointment of KPMG LLP as the Company’s auditors are discretionary. This means that brokers, banks and other nominees will be able to vote stock they hold for you in street name even if you have not given instructions on the proposals. On the tenth day before the meeting, unless you have specified otherwise, your broker, bank or nominee will then direct the Company representatives to vote your shares in favor of electing the four nominees and the approval of the appointment of KPMG LLP as auditors.

Who pays for this solicitation? Bowne will pay the cost of solicitating your voting instructions. Employees and agents of the Company may solicit by personal interview or by any other means of communication including mail, fax, e-mail and telephone. The Company reimburses brokers, banks and other nominees for expenses they incur in forwarding copies of this booklet and other Company material to stockholders and in gathering their voting instructions. The Company has retained the proxy-soliciting firm of D. F. King & Co., Inc. to assist in this solicitation for a fee that will not exceed $10,000, plus out-of-pocket expenses.

Other business at the meeting. The Company does not know of any business to be presented at the Annual Meeting besides the proposals to elect four directors and to approve the appointment of KPMG LLP as auditors. However, if other business comes before the meeting and is proper under Delaware law, the Company representatives will use their discretion in casting all the votes they are entitled to cast, except those votes for which they have contrary written instructions.

About this proxy statement. The Company’s management prepared this booklet and began sending it to stockholders on or about April 9, 2003. Bowne is participating in the U.S. Securities and Exchange Commission’s “plain English” initiative by offering Annual Meeting information to our stockholders in language that is easier to read and understand. In addition, the proxy statement, annual report and Form 10-K are available on-line at the Company’s website (www.bowne.com).

When you give us your voting instructions, you may also indicate whether you want to receive Company materials by means of the Internet in the future. Until the Company notifies you otherwise, enrolling to receive your documents by means of the Internet will not remove your name from our regular mailing lists.

Some words have special meanings when we use them in this booklet. The terms “Company” and “Bowne,” as well as the words “we,” “us” and “our,” refer to Bowne & Co., Inc., a Delaware corporation.

The Company representatives are the two people (Robert M. Johnson and Scott L. Spitzer) chosen to vote in your place as your proxies at the Annual Meeting, or anyone else they choose to be their substitutes. We refer to the New York Stock Exchange as the “Exchange.” Finally, the terms “common stock,” “stock” and “shares” all mean the Company’s Common Stock, par value $.01 per share, which trades on the Exchange.

Webcast of the meeting. Stockholders who are unable to attend the meeting in person may follow it live on the Internet. Beginning on or about May 22, 2003, the Company intends to post information on our website (www.bowne.com), about how this webcast will work. To participate, stockholders must register electronically before the meeting begins by following the on-line instructions.

Results of the voting. After the Annual Meeting, the results of the voting will be available on our website (www.bowne.com), together with a transcript of the meeting and an archive copy of the webcast.

Information about the nominees and other directors

Carl J. Crosetto (Age 54)
President of the Company since December 2000. Mr. Crosetto was Executive Vice President from December 1998, Senior Vice President from May 1998, and formerly President of a subsidiary, Bowne International L.L.C. He is also a director of Day International Group, Inc., Speedflex Asia Ltd. and Check Printers Inc. He was first elected to the Board in January 2000 as a Class II director and his term will expire in 2004.

Douglas B. Fox (Age 55)
Management Consultant and private investor. He is Chief Executive Officer of Renaissance Brands LLC and a director of Advanstar Communications Inc. Previously he was Senior Vice President of Marketing and Strategy, Compaq Computer Corporation and Chief Marketing Officer and Senior Vice President of Marketing, International Paper Co. He was first elected as a Class II director in March 2001 and his term will expire in 2004.

Robert M. Johnson (Age 57)
Chairman of the Board and Chief Executive Officer of the Company since 1997. Previously he had been Chief Executive Officer of the Company from 1996. Mr. Johnson was first elected to the Board in 1996 as a Class III director. His term will expire in 2005.

Gloria M. Portela (Age 49)
Attorney and mediator. Senior Counsel of Seyfarth Shaw since January 2003. Previously she was a Partner of Seyfarth Shaw from 1994. She is also Vice-Chair of the Board of Directors of University of St. Thomas. She was first elected to the Board in 2002 as a Class I director. If reelected, her new term will expire in 2006.

H. Marshall Schwarz (Age 66)
Retired Chairman of the Board of U.S. Trust Corporation. Mr. Schwarz, who is Chairman of the Company’s Executive Committee, also serves as a director of U.S. Trust Company and the Atlantic Mutual Companies. He was first elected to the Company’s Board in 1986 as a Class III director. His term will expire in 2005.

Wendell M. Smith (Age 68)
President of Polestar Ltd. Until 1997, Mr. Smith served as Chairman of the Board of Baldwin Technology Company, Inc. He was elected to the Company’s Board of Directors for the first time in 1992 as a Class III director. His term will expire in 2005.

Lisa A. Stanley (Age 47)
Financial planning consultant, affiliated with Tax & Financial Group of Newport Beach, California. She is also a Trustee and Vice President of Town Creek Foundation, Inc. Ms. Stanley was elected to the Company’s Board of Directors in 1998 as a Class II director and her term will expire in 2004.

Vincent Tese (Age 60)
Cable television owner and operator. He is also a director of Bear Stearns Companies, Inc., Custodial Trust Company, Cablevision, Inc., Lynch Interactive Corporation, National Wireless Holdings, Inc., and Mack-Cali Realty Corp. Mr. Tese was first elected to the Company’s Board in 1996 and is a Class I director. If reelected, his new term will expire in 2006.

Harry Wallaesa (Age 52)
Principal, Alix Partners LLC. Previously he was President, Chief Operating Officer and a director of Safeguard Scientifics, Inc., Chairman of CompuCom Systems, Inc. and Chief Information Officer of Campbell Soup Company. Mr. Wallaesa was first elected to the Company’s Board in 1999, and is a Class I director. If reelected, his new term will expire in 2006.

Richard R. West (Age 65)
Consultant. Dean Emeritus, Stern School of Business, New York University. He is also a trustee or director of Vornado Realty Trust, Vornado Operating Co., Alexander’s Inc., and several mutual funds advised by Merrill Lynch Investment Management or its affiliates. First elected to the Board in 1994, he is a Class I director. If reelected, his new term will expire in 2006.

The Board and its committees

The Board of Directors. Periodically throughout the year, the Board of Directors and its standing committees meet to direct and oversee management of the Company. The Board held 8 meetings during 2002. In addition, the committees of the board met a total of 15 times and took action without formal meetings when appropriate. Board members also share information and exchange views with the Chairman and with each other informally and in executive sessions of non-employee directors following Board meetings on matters that concern the Company and its stockholders.

How directors are chosen. The Board of Directors accepts recommendations of candidates for Board membership from stockholders, Company management, other Board members or any interested person. A stockholder who wants to recommend a candidate should write to Scott L. Spitzer, Vice President, Associate General Counsel and Corporate Secretary, Bowne & Co., Inc., 345 Hudson Street, New York, New York 10014. Stockholders may also nominate Board candidates at the Annual Meeting, and we have described the procedure for this, with the advance notice required, under the heading “Proposals and nominations by stockholders” on page 28 of this booklet.

Committees of the Board. The Board has four standing committees. Membership on these committees rotates periodically. The principal functions and current membership of each committee is as follows:

•	Executive Committee. The Executive Committee has many of the powers of the full Board in directing management of the Company and may exercise those powers between regular Board meetings. However, this committee may not amend the Company’s by-laws, fill vacancies on the Board, make other fundamental corporate changes or take actions which require a vote of the full Board under Delaware law. The Executive Committee also oversees matters of corporate governance as well as corporate responsibility, which may involve interests other than those directly benefiting stockholders, such as the concerns of employees, customers and the public at large. The non-management members of the Committee act as a nominating committee and as such consider candidates for the Board of Directors including those recommended by stockholders. The current members of the Executive Committee are Mr. Schwarz (chairman), Mr. Johnson, Ms. Stanley and Mr. Tese. In 2002, this committee met three times and took action twice by written consents in lieu of meetings.

•	Audit Committee. In addition to other functions described in a report by its current members on page 11 of this booklet, the Audit Committee recommends independent public accountants to serve as the Company’s auditors and reviews the Company’s report on Form 10-K with the auditors. Together with the Company’s Chief Financial Officer, the committee reviews the scope and the results of the annual audit, as well as the auditors’ fees and other activities they perform for the Company. The Audit Committee also oversees internal controls and looks into other accounting matters if the need arises. The current members of the Audit Committee are Mr. Fox (chairman), Ms. Stanley, Mr. Smith and Mr. Wallaesa. The Audit Committee’s Charter was attached as an exhibit to the Company’s proxy statement for the 2001 Annual Meeting filed with the Securities and Exchange Commission. The committee met five times in 2002.

•	Finance Committee. The Finance Committee periodically reviews the financial reports and projections of the Company. In addition, this committee oversees investment policies and the performance of the various funds held in trust for the Company’s employee benefits plans. The current members of the Finance Committee are Mr. West (chairman), Mr. Fox, Mr. Smith and Mr. Wallaesa. The committee met four times in 2002.

•	Compensation Committee. The Compensation Committee reviews base salaries, bonuses and incentive compensation for officers of the Company and other members of senior management. This committee administers compensation programs, which involve present or deferred awards of the common stock, as well as those calling for cash payments. The Compensation Committee reviews any newly proposed compensation plans, while overseeing the administration of existing retirement, profit-sharing and other employee benefits plans for the Company’s employees. Before significant changes affecting employees go into effect, the committee normally asks the full Board of Directors to approve those changes. The current members of the Compensation Committee are Mr. Tese (chairman), Ms. Portela, Mr. Schwarz and Mr. West. The committee met three times in 2002.

Compensation Committee interlocks and insider participation. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during 2002.

Participation at meetings. During 2002 each member of the Board of Directors participated in at least 75% of the Board and committee meetings which he or she was entitled to attend.

Compensation of directors. Directors who are employees of the Company (currently Mr. Johnson and Mr. Crosetto) receive no fees for Board and committee service. On the other hand, each non-employee director receives a $50,000 annual retainer payable in quarterly installments following each fiscal quarter. Non-employee members of the Audit Committee receive an additional retainer of $10,000 per year, or $20,000 in the case of the chairman of that committee. Non-employee members of the Executive Committee receive an additional retainer of $8,000 per year, or $16,000 in the case of the chairman of that committee. Non-employee members of the Compensation Committee and the Finance Committee receive an additional retainer of $5,000 per year, or $10,000 in the case of the chairman of those committees. Directors who are not employees also receive a fee of $1,000 for each Board meeting attended. When directors take action by written consent without a formal meeting, they receive no compensation for that service.

The Company encourages its Board members to hold substantial equity interests by requiring each director to defer at least $30,000 of the annual Board retainer and by permitting each director, on an annual basis, to elect voluntary deferral of some or all of the remaining fees and retainers. Directors may choose either non-qualified stock options or deferred stock units in place of cash, as long as they notify the Company of their choice before the year begins. All but two directors currently make voluntary deferrals of some or all of their compensation. The Stock Plan for Directors, first adopted in 1997, governs these tax-free deferrals of compensation.

Deferred stock units represent the right to receive a like number of shares of common stock at a future date, subject to distribution rules. They earn the equivalent of the Company’s cash dividends, which we invest in more deferred stock units, but they do not confer voting rights. The Company further encourages deferral by adding a 20% match to any Board and committee compensation that a director voluntarily defers, other than the portion of the annual Board retainer which he or she must defer. The fair market value of the Company’s Common Stock based on the average of high and low stock price on the day before and the two days following the quarterly earnings call with investors is the value the Company uses in converting Board compensation for retainer payments or attendance fees earned during a calendar quarter into deferred stock units. When a non-employee director retires from the Board, the Company will issue him or her shares from the corporate treasury equal in number to the deferred stock units accrued through the retirement date. The Company normally distributes these shares in two installments within fifteen months following the director’s retirement.

A director may choose to convert Board compensation into stock options, rather than receiving it as cash or deferred stock units. In that case, the fair market value of the Company’s common stock based on the average of high and low stock price on the day before and the two days following the quarterly earnings call with investors will determine the value for the conversion. The dollar figure to which the Company applies this conversion value will be three times the amount of compensation the director wants to defer, after adding the Company’s 20% match mentioned earlier, to the extent that a particular deferral is voluntary. The Company believes that multiplication by three adjusts appropriately for variability in the market value of the stock and the fact that a payment is required to exercise the option. The Company will then formally grant the resulting number of options to the director as of the last trading day of the year. These options become exercisable on the first anniversary of the formal grant, subject to customary vesting rules, and expire on the tenth anniversary. If the director later exercises his or her options by paying the fixed exercise price, the Company will issue the resulting common stock from the corporate treasury.

As a further measure to increase equity participation by the Board and better align the directors’ interests with those of other stockholders, a new non-employee director who joins the Board receives an award of deferred stock units equivalent in market value to $30,000 for Board membership. This one-time award will vest over the director’s first four years of Board service, and the Company will then issue the corresponding common stock when the director retires.

In December 2002, each director received a non-qualified stock option grant of 5,000 shares allowing the director to purchase shares from the corporate treasury at the market value on the date of grant. The 2002 stock options will fully vest on the first anniversary of the grant date and have a ten-year expiration period. If a director terminates service due to death, disability or retirement, these options will be exercisable for three months after termination, and then only to the extent they could be exercised at the time of termination. These post-termination exercise periods never extend the expiration date past the tenth anniversary of the grant date.

The Company has established a separate board of directors for BGS Companies, Inc. (BGS), the holding company for the Bowne Global Solutions operations. Two members of the Board, Mr. Fox and Mr. West, also serve on the BGS Board of Directors. In addition to their compensation as members of the Board, they received compensation as members of the BGS Board of Directors consisting of the following: an initial retainer of a non-qualified stock option grant to purchase 25,000 shares of BGS stock; an annual retainer of $10,000; and meeting fees of $1,000 for each BGS Board of Directors meeting attended and $1,000 for each BGS Board committee meeting attended. These directors may choose to convert the annual retainer and meeting fees into non-qualified stock options to purchase BGS stock rather than receiving these amounts as cash. The conversion of the annual retainer and meeting fees is calculated by multiplying the amount of the cash payment by 1.2 and then dividing the result by the BGS stock price.

Finally, the Company has a Matching Gifts Program for non-employee directors. Under this program, the Company matches a director’s qualified charitable contributions up to $5,000 each year. The Company also reimburses reasonable travel expenses, which its directors incur in attending Board and committee meetings.

Report of the Audit Committee

The Audit Committee of the Board of Directors (the “Committee”) assists the Board in fulfilling its responsibility to relevant constituencies, including stockholders and potential stockholders of the Company, regarding internal controls, corporate accounting, reporting practices, and the quality and integrity of the financial reports of the Company. The Committee also maintains free and open communication among the Board, the Company’s financial management, including its Chief Financial Officer and its Director of Internal Audit, and its independent public accountants, KPMG LLP. Company management has primary responsibility for the financial statements and for the reporting process. The Company’s auditors, on the other hand, are responsible for expressing an opinion on conformity of the audited financial statements to generally accepted accounting principles. It is the Committee’s responsibility to monitor, and oversee the performance of these responsibilities and to report to the full Board of Directors.

We have determined that each member of the Committee is an “independent director” as defined in the Listing Standards of the New York Stock Exchange and that the Committee is a “qualified audit committee” as defined in the Exchange’s Corporate Governance Standards. In May 2000, the Board of Directors adopted a formal charter for the Committee.

The Committee reviewed and discussed the audited financial statements for fiscal 2002 with the Company’s auditors, with management, and with the entire Board of Directors. The Committee also examined with the auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (“Communication with Audit Committee,” as amended). In addition, the Committee received from the auditors the letter and written disclosures respecting fiscal 2002, which are required by independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), and discussed with them their independence from the Company and its management. Furthermore, the Committee considered and determined that the auditors’ non-audit services to the Company were consistent with the guidelines we have established to ensure auditor independence.

Based upon our reviews and discussions referred to above, the Committee recommended today to the Board of Directors, and the Board agreed, that the audited financial statements for fiscal 2002 be included in the Company’s annual report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

This report by the Committee is not to be deemed filed under the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended, and is not to be incorporated by reference into any other filing of the Company under those statutes except to the extent that the Company may expressly refer to this report for incorporation by reference in a particular instance.

The undersigned, being all the members of the Audit Committee, submit this report to the Company’s stockholders as of March 18, 2003.

Douglas B. Fox, Chairman
Wendell M. Smith
Lisa A. Stanley
Harry Wallaesa

Comparison of five-year cumulative return

The following graph shows yearly changes in the total return on investment in Bowne common stock on a cumulative basis for the Company’s last five fiscal years. The graph also compares two other measures of performance: total return on the Standard & Poor’s 500 Index, and total return on the Standard & Poor’s Services (Commercial & Consumer) Index. For convenience, we refer to these two comparison measures as “S&P 500” and “S&P Services Index”, respectively.

The Company chose the S&P 500 because it is a broad index of the equity markets. We chose the S&P Services Index as our own peer group because it represents the capital-weighted performance results of companies in specialized commercial consumer services. The S&P 500 includes the companies represented in the S&P Services Index.

We calculated yearly change in Bowne’s return in the same way that both the S&P 500 and the S&P Services Index calculate change. In each case, we assumed an initial investment of $100 on December 31, 1997. In order to measure the cumulative yearly change in that investment over the next five years, we first calculated the difference between, on one hand, the price per share of the respective securities on December 31, 1997 and, on the other hand, the price per share at the end of each succeeding fiscal year. Throughout the five years we assumed that all dividends paid were reinvested into the same securities. Finally, we turned the result into a percentage of change by dividing that result by the difference between the price per share on December 31, 1997 and the price per share at the end of each later fiscal year.

Comparison of five-year cumulative return

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

Bowne & Co., Inc.	100.00	89.88	68.96	55.16	68.12	64.75
S&P 500	100.00	128.58	155.63	141.46	124.65	97.1
S&P Diversified Commercial & Consumer Services	100.00	75.55	74.73	58.65	79.96	63.84

Ownership of the common stock

Principal stockholders. The Company does not know of any individual who is the beneficial owner of more than 5% of the common stock that was outstanding on the record date for the Annual Meeting. The only institutional investors known to have held more than 5% on that date are set forth in the following table which shows each firm’s percentage of shares actually outstanding on the record date. We took this information from the most recent reports on Schedule 13G, as filed with the Securities and Exchange Commission as of the record date for the Annual Meeting.

		Number of	Percent of	Voting
Stockholder	Address	shares	outstanding	authority

Dimensional Fund Advisors Inc.(1)	1299 Ocean Avenue Santa Monica, CA 90401	2,407,532	7.2%	sole voting and dispositive power

Bowne Employees’ Stock Purchase Plan and Global Employee Stock Purchase Plan(2)	345 Hudson Street New York, NY 10014	1,921,557	5.7%	sole voting and dispositive power

Pzena Investment Management, LLC(3)	830 Third Avenue New York, NY 10022	1,880,900	5.6%	sole voting and dispositive power

Sterling Capital Management LLC(4)	4064 Colony Road Charlotte, NC 28211	1,718,500	5.1%	shared voting and dispositive power

Barclay Global Investors, N.A.(5)	45 Freemont Street San Francisco, CA 94015	1,706,893	5.1%	sole voting and dispositive power

Royce & Associates, Inc.(6)	1414 Avenue of the Americas New York, NY 10019	1,588,600	4.7%	sole voting and dispositive power

Notes:

(1) Dimensional Fund Advisors Inc. (“Dimensional”) is an investment advisor and serves as an investment manager to certain funds. The number shown in the Number of shares column represents the total number of shares of the Company’s common stock owned by the funds, which are advisory clients of Dimensional. Dimensional possesses voting and/or investment power for the shares of common stock of the Company owned by the funds.

(2) The number shown in the number of shares column reflects 1,859,206 shares of the Company’s common stock, or 5.5% held by the Bowne Employees’ Stock Purchase Plan (“Bowne Plan”) and 62,371 shares of the Company’s common stock, or 0.2% held by the Global Employee Stock Purchase Plan (“Global Plan”). The Bowne Employees’ Stock Purchase Plan is a plan sponsored by the Company in which eligible employees make contributions through payroll deductions. The contributions are placed in an account held in trust by the plan trustees and invested in shares of the Company’s common stock. During 2002 the Company made contributions based on the amount the employee contributes, with vesting of the Company contribution generally based on the employee’s years of credited service. The plan administrator for the Bowne Plan is a committee appointed by the Board of Directors of the Company. The Global Plan is a stock purchase plan generally similar to the Bowne Plan for employees of certain subsidiaries and affiliates of the Company outside of the United States. The plan administrator for the Global Plan is a committee appointed by the Board of Directors of the Company. Each plan participant has the right to direct how the shares of the Company’s common stock allocated to his or her account are voted by the plan trustee. Effective January 1, 2003 the Company discontinued accepting new contributions to the Bowne plan and commenced providing its employees other than those covered by the Global Plan with the option of making future contributions to the new Bowne Stock Fund in the Company’s 401(k) Savings Plan.

(3) Pzena Investment Management, LLC (“Pzena”) is an investment advisor. The clients of Pzena have the right to receive or the power to direct the receipt of dividends, or the proceeds from the sale of the Company’s common stock.

(4) Sterling Capital Management LLC (“Sterling”) is an investment advisor. The clients of Sterling have the right to receive or the power to direct the receipt of dividends, or the proceeds from the sale of the Company’s common stock. The number shown in the Number of shares column represents the total number of shares of common stock of the Company held by clients of Sterling and its affiliates.

(5) Barclays Global Investors, N.A. is a bank. The number shown in the number of shares column represents the total number of shares of common stock of the Company held by it and its affiliates.

(6) Royce & Associates, Inc. is an investment advisor.

Stock ownership of management. The following table shows the number of shares of common stock which each member of the Board of Directors owned beneficially on the record date for the Annual Meeting, including the three current nominees for election to the Board. The table also shows how many shares the Company’s five most highly compensated senior executives owned beneficially on the record date, as well as the aggregate number of shares owned beneficially by 23 directors and corporate officers as a group including the five highest. The following table assumes that an individual beneficially owns any shares which he or she may acquire by exercising options which are exercisable within sixty days after the record date, by converting stock equivalents or by withdrawing from an employee benefits plan, even if that individual has not yet made the exercise, conversion or withdrawal of the stock.

No individual listed in the following table other than Robert M. Johnson and Carl J. Crosetto beneficially owned more than 1% of the common stock outstanding on the record date. Robert M. Johnson beneficially owned 2.7% and Carl J. Crosetto beneficially owned 1.3%, respectively of the common stock outstanding on the record date. The number of shares listed in the following table as beneficially owned for all directors and officers as a group is 8.6% of the common stock outstanding on the record date.

Stock ownership of management	Number of shares and nature of
Name or group	beneficial ownership(1)

C. Cody Colquitt	82,842	(2)
Carl J. Crosetto	429,711	(3)
Douglas B. Fox	16,681	(4)
Robert M. Johnson	900,225	(5)
Philip E. Kucera	133,927	(6)
Gloria M. Portela	10,199	(7)
H. Marshall Schwarz	36,595	(8)
David J. Shea	132,202	(9)
Wendell M. Smith	15,569	(10)
Lisa A. Stanley	210,713	(11)
Vincent Tese	28,208	(12)
Harry Wallaesa	27,369	(13)
Richard R. West	61,188	(14)
All directors and corporate officers as a group	2,868,329	(15)

Notes:

(1) The beneficial ownership reported in the table is direct unless otherwise noted. The Company understands that each individual named has sole power to vote or to dispose of the shares. The shares reported in the table include these forms of beneficial ownership:

•	Shares of common stock beneficially owned out-right on the record date, either on the records of the Company or in street name,

•	Shares subject to stock options exercisable on the record date, or which will become exercisable within 60 days after the record date,

•	Shares owned indirectly through the Employees’ Stock Purchase Plan, determined from the latest quarterly calculation of account balances under that plan,

•	Deferred stock units awarded to individual executives under the Long-Term Performance Plan or the Deferred Award Plan, and

•	Deferred stock units credited to individual non-employee directors under the Stock Plan for Directors, including units resulting from the conversion of cash retirement benefits that accrued to individual directors prior to the effective date of that plan, as well as units resulting from the one-time award made to each director elected after that plan went into effect in 1997.

The table assumes that all deferred stock units are fully distributed and may be converted into common stock within 60 days after the record date, and that cash dividends payable on deferred stock units through the record date have been reinvested in additional shares.

(2) Includes 2,200 shares owned, options to purchase 62,700 shares, 16,230 deferred stock units, and 1,712 shares held in the Employees’ Stock Purchase Plan.

(3) Includes options to purchase 356,000 shares, 71,961 deferred stock units, and 1,750 shares held in the Employees’ Stock Purchase Plan.

(4) Includes options to purchase 10,994 shares and 5,687 deferred stock units under the Stock Plan for Directors.

(5) Includes 53,334 shares owned, options to purchase 662,300 shares, 182,714 in deferred stock units, and 1,877 held in the Employees’ Stock Purchase Plan.

(6) Includes options to purchase 110,050 shares and 23,877 deferred stock units.

(7) Includes 10,199 in deferred stock units.

(8) Includes 5,000 shares owned, options to purchase 20,953 shares, and 10,642 deferred stock units under the Stock Plan for Directors.

(9) Includes options to purchase 85,600 shares and 46,602 in deferred stock units.

(10) Includes 200 shares owned indirectly, options to purchase 10,040 shares, and 5,329 deferred stock units under the Stock Plan for Directors.

(11) Includes 190,022 shares owned, options to purchase 6,500 shares and 14,191 deferred stock units under the Stock Plan for Directors.

(12) Includes options to purchase 19,388 shares and 8,820 deferred stock units under the Stock Plan for Directors.

(13) Includes options to purchase 16,876 shares and 10,493 deferred stock units under the Stock Plan for Directors.

(14) Includes 22,000 shares owned, options to purchase 20,170 shares and 19,018 in deferred stock units under the Stock Plan for Directors.

(15) This group consists of 23 individuals. The shares reported in the table for the group include 12,579 shares owned by three corporate officers not named in the table, together with options to purchase 624,150 shares, 133,206 deferred stock units, and 12,965 shares held in the Employees’ Stock Purchase Plan for the benefit of six corporate officers not named in the table.

Report on executive compensation by the Compensation Committee

General Evaluation of Compensation. Each Year, the Compensation Committee of the Board of Directors reviews all material components of compensation paid to the Company’s senior executives and major business unit managers. The Committee ensures that a substantial portion of the compensation potential of each individual under our review is based on the Company’s financial performance, because we firmly believe that aligning each executive’s interest with those of our shareholders best serves both the immediate and the long-range benefits of the stockholders and the Company.

In addition, the Committee periodically reviews the Company’s compensation programs in general, especially with regard to their effectiveness in promoting corporate performance and in realizing business strategies. Whenever called for, the Compensation Committee also proposes modifications to the formal plans, which determine the various components of compensation. During 2002, the Committee was composed entirely of non-management directors. Our decisions are subject to approval of the full Board of Directors (which has ten members, eight of whom are non-management), and this year the Board ratified all our actions including our determination of the specific amounts and forms of compensation reported in the Company’s proxy statement.

We met in December of 2001, primarily to set salary and incentive levels for 2002 and to make stock option grant recommendations. In 2002, we met three times: in March to determine incentive awards for 2001 performance; in November to discuss compensation philosophy and the guidelines in place and to give direction to the compensation consultants; and in December to set salary and incentive levels for 2003 and to make stock option grant decisions. This year we took 15 key employees under our direct review, including the Chief Executive Officer (“CEO”) and the other individuals named in the summary compensation table in the proxy statement.

Compensation Benchmark Study. As in prior years, a leading independent consulting firm that specializes in executive compensation was engaged to provide the Committee with comparable market data for total compensation and each significant component of compensation. The Committee met with representatives from the consulting firm to discuss the compensation study, issues relating to the market position of the individual executives and recommendations made by the Company. This study drew on confidential, non-public information, which the consulting firm had gathered, as well as on published data of corresponding salaries, incentive awards and stock options at peer companies. The peer companies the consultants selected were not identical to the peer group represented by the index referred to in the proxy statement under the heading “Comparison of five-year cumulative return,” although certain companies are found in both groups.

Although we did review peer companies generally viewed as comparable in size and industry, we also believe that the retention of well-qualified executives, especially those in positions with functional areas of responsibility, often requires that the Company’s compensation be competitive with employers across a wide spectrum of industries which may not be peers of the Company. Therefore in evaluating all components of total compensation, the Committee also considered factors other than peer studies by our consultants. We took the Company’s overall financial performance into account as well as the performance of its individual business units. We consulted published data on professional compensation generally and we factored in our own subjective perception of the contributions each individual under review made to the Company during the year and, in the case of managers of specific business units, the individual’s contributions to those respective units.

Finally, the Committee applied long-standing Company policies, which are designed to attract and retain superior executive talent; to provide incentives and rewards for executives who contribute to the Company’s success; and to link executive compensation with both corporate performance and the creation of long-term shareholder value. The Committee’s objective for 2002 and prior years was to maintain base salary and total compensation levels consistent with the Company’s leadership position in several highly specialized business areas. Generally, the total compensation for each executive we reviewed was targeted at the 50th to 75th percentiles of the comparable market. Because total compensation includes base salary, annual incentive award, long-term incentive, and stock options, we assess the combined value of these components, and determine the respective amounts of the components, with the aim that the sum of the components (at target levels) will place total targeted compensation in the desired range.

The compensation received by each executive we reviewed for fiscal 2002 was an aggregate of: annual base salary fixed before the year began; an annual incentive award and a long-term incentive award, both of which are payable in the form of cash or deferred stock equivalents, or both; and stock options. With the exception of the CEO, all determination of individual compensation began with proposals made by the CEO before the year began, which he based on advice from the executive compensation consultants and from the Company’s own human resource professionals. All final recommendations were made by the Committee and approved by the Board of Directors.

Base Salaries. Due to the depressed financial markets and the continuing cost reduction initiatives for fiscal 2002 and based on recommendations from the CEO, the base salaries of the majority of the executives reviewed by the Committee were not increased for 2002. Coupled with the absence of increases in 2001, that resulted in salaries remaining at the fiscal 2000 level. Only one of the executives received an increase in 2002 related to an increase in his responsibilities. The Committee’s decision not to grant salary increases for a second year to the executives raises a concern about the competitive position of the executives’ base salaries in comparison to similar positions. The erosion of base salary levels against our target of paying between the 50th and 75th percentile of the comparable market may necessitate salary adjustments in addition to merit increases in future years to maintain our competitive position.

Annual Incentive Awards. In December 2001, the Committee approved a restructuring of the annual incentive award program, which established more stringent financial targets and added emphasis on individual goals to earn an incentive award. In recognition of the higher goals to achieve incentive award payments and to stay within our competitive position related to the market analysis, the targets for the executives’ awards were increased by 10% to 15% depending on the position of each executive. In March 2003, the Committee reviewed annual incentive awards with respect to 2002 in accordance with the terms of the Company’s annual incentive award program and the attainment of financial and individual goals established at the Committee’s December 2001 and March 2002 meetings.

2002 was again a unique and unpredictable year in both the financial markets’ performance and the economic environment. Despite the achievement of the majority of the Company’s strategic objectives such as: cost reductions and operating efficiencies; successful application of new technologies; further integration of new businesses and new client service offerings; and better internal coordination among business units, the market conditions were so negative that the Company’s overall corporate financial threshold performance level specified under the annual incentive award program was not attained. Only one business unit achieved its financial threshold and the individual executive responsible for this business unit (who is a named executive listed in the summary compensation table) received a portion of his annual incentive award based on the attainment of his business unit’s financial objectives and his personal goals.

Long-Term Incentive Plan. Another component of total compensation is the long-term incentive plan. This plan encourages and rewards improvements in targeted measures of long-term performance. Specifically, the measurements the Committee focused on in 2002 were the reduction of sales collection periods and the increase of free cash flow return on average invested capital, measured on a three-year rolling average basis. The Company and certain of the business units attained or exceeded their targets. All business units did reach the minimum performance threshold. Therefore, the actual awards earned by the individual executives vary from 80% to 200% of the targets we established at the beginning of the year. The Corporate executives reported in the summary compensation table attained 155% of the target award.

Under the terms of the long-term incentive plan, all awards converted into deferred stock units are matched by the Company with an additional 20% in the form of additional deferred stock units. These deferred stock units are held until the executive terminates employment or for shares that the executive voluntarily elects to defer, he or she may elect a deferral period equal to a set number of years, not less than 2 years. All deferred stock units are issued as common stock at the rate of one share for each unit.

Stock Options. The Committee recommended that the Board award options to purchase the Company’s common stock to executives under its review, including the CEO and the other executives named in the summary compensation table. A significant equity position in the Company, we believe, not only rewards sustained efforts by an executive but also focuses those efforts upon enhancing shareholder value. Initially, the CEO suggested specific numbers of options for the executives under review other than himself, based in each case on the individual’s personal achievements, as well as the CEO’s subjective view of that individual’s opportunity for contribution to the overall performance of the Company. The Committee reviewed the recommended grants and established a specific number of shares for the CEO. We granted options to the named executives at the median level of established guidelines for each employment position. The Board of Directors approved the grants.

The options granted in 2002 to individuals named in the option grant table will become exercisable in installments over a two-year period following the grant, thus helping to secure continued service from the grantees. The options are exercisable within seven years. Options that are not exercised within the seven-year period are forfeited. Options granted to the executives named in the summary compensation table, including the CEO, represented 29.7% of all the options granted in 2002. In determining the amount of options granted as a component of total compensation, we considered the cash value of options under accepted valuation methodologies.

In addition, option grants of 8,000 to 12,000 shares were made to 30 of the Company’s key executives. The same vesting period, expiration terms and grant price apply to the grants to key employees as the option grants made to the executives under review by the Committee. The Committee believes that such option grants are a valuable tool to attract and retain key employees.

Finally, the Committee approved a pool of 100,000 option grants to newly hired employees providing the individual option grants are made within the established guidelines for the employment position and do not exceed stock option grants of 20,000 shares.

Other Benefits. We provide a variety of employment benefits in order to be competitive in attracting and retaining talented executives. Among the more important are retirement benefits provided under our 401(k) Savings Plan, Pension Plan and Supplemental Executive Retirement Plan and severance benefits provided under Termination Protection Agreements entered into with senior executives, as described at page 28 in this Proxy Statement. The Deferred Award Plan provides the opportunity for deferrals of components of executive compensation in the form of deferred stock units, as described at page 26 in this Proxy Statement.

The Chief Executive Officer. The Committee followed the same criteria that were used in determining the compensation for the Company’s senior executives in determining the base salary, annual incentive award, long-term incentive award and stock option grant to the CEO for 2002. The CEO’s base salary for 2002 was not increased over the corresponding figure for the preceding fiscal year. He did not receive an annual incentive award for 2002. We determined the CEO’s target annual incentive award and target long-term incentive award opportunity established for fiscal 2003, and the level of his stock option grant, with a view to achieving a targeted total compensation in the 50th percentile of compensation of peer companies’ chief executive officers. Mr. Johnson’s total compensation remains below the 50th percentile.

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code does not allow the Company to deduct certain forms of annual compensation in excess of $1 million to the most highly compensated executives unless the relevant compensation program is “performance-based” and certain material terms have been approved by the shareholders. In implementing all compensation policies of the Company, the Committee strives to preserve the tax deductibility of compensation paid, to the extent that this objective does not impair the operation or effectiveness of the Company’s compensation programs. However, the Committee and the Board of Directors have maintained flexibility to enter into arrangements, which may result in non-deductible compensation to the senior executives of the Company.

The undersigned, being all the members of the Compensation Committee, submit this report to the Company’s stockholders as of March 6, 2003.

Vincent Tese, Chairman
Gloria M. Portela
H. Marshall Schwarz
Richard R. West

Executive compensation

Summary compensation table		Annual compensation		Long-term compensation

				No. of shares	Deferred	Long-term
				underlying	stock	incentive	All other
Name and principal position	Year	Salary(1)	Bonus(1)	options(2)	awards(3)	payouts(4)	compensation(5)

Robert M. Johnson	2002	$550,000	$0	110,000	$285,934	$100,000	$7,484
Chairman of the Board and	2001	$550,000	$0	167,000	$235,533	$0	$5,059
Chief Executive Officer	2000	$550,000	$361,500	208,800	$76,996	$114,000	$58,010

Carl J. Crosetto	2002	$425,000	$0	71,000	$138,771	$50,000	$19,285
President	2001	$424,038	$0	106,500	$114,458	$0	$16,896
	2000	$375,000	$206,400	140,000	$26,374	$39,900	$32,146

Philip E. Kucera(6)	2002	$265,000	$0	23,000	$37,329	$50,000	$14,485
Senior Vice President and	2001	$265,000	$0	35,000	$53,520	$0	$12,096
General Counsel	2000	$265,000	$129,033	43,800	$47,873	$0	$19,231

David J. Shea(7)	2002	$260,000	$113,400	23,000	$67,399	$17,500	$114,998
Senior Vice President and	2001	$260,000	$111,150	35,000	$42,112	$0	$101,958
President, Bowne Business	2000	$245,000	$98,400	38,100	$10,446	$7,300	$190,956
Solutions

C. Cody Colquitt(8)	2002	$230,000	$0	23,000	$76,344	$0	$35,685
Senior Vice President and	2001	$223,300	$0	50,000	$42,638	$0	$33,296
Chief Financial Officer	2000	$156,539	$41,265	19,400	$18,882	$0	$44,689

Notes:

(1) Salary and bonus. The individuals named in the table were the five most highly compensated executives of the Company in 2002. The column headed “Salary” shows annual base salaries, and the one headed “Bonus” shows cash payments under the Company’s annual incentive program related to performance in 2002. The Compensation Committee of the Board of Directors fixed the base salaries before the year began and awarded the incentives after the year ended within ranges of incentive potential previously established. The Committee linked a substantial part of each incentive award to the Company’s financial performance for 2002 and the balance to the achievement of specific strategic objectives negotiated with each individual at the beginning of the year. For more information, see “Report on executive compensation by the Compensation Committee” at pages 18-21 in this booklet.

(2) Stock options. The Compensation Committee granted these options under qualified stock option plans approved by the Company’s stockholders which meet regulatory requirements.

(3) Deferred stock awards. The table shows the cash value of deferred stock units awarded to the named individuals during 2002 under the Company’s Long-Term Performance Plan and its Deferred Award Plan, described on page 26. We calculated the cash value using either the average fair market value of the common stock for the last five days of 2002 or, in the case of imputed dividends payable on the stock, the market value on the relevant dividend payment date.

(4) Long-term incentive payouts. For details, see the table called “Long-term incentive plans — Awards in last fiscal year” and the note to that table on pages 25-26.

(5) All other compensation. This column includes car allowances and payments under the following compensation plans which are described below as of December 31, 2002:

•	Profit-Sharing Plan. This is a defined contribution plan for eligible employees which meets regulatory requirements. The Company makes a contribution to the account of an employee based on his or her annual compensation as defined in the plan. For the five executives named in the table, the Compensation Committee measures the profitability of all participating business units against a previously set target in order to determine the contribution to be made to each individual’s account. The contribution may not be greater than 10% of pre-tax income, before deducting the aggregate of all contributions under the plan, nor can it be greater than 15% of the individual’s overall compensation. Account balances under this plan are not taxable until the Company distributes benefits at retirement or when employment terminates.

•	401(k) Plan. This is a defined contribution plan for eligible employees that meets regulatory requirements. The Company makes matching contributions to the account of an employee based on the percent of annual compensation (as defined under the plan) that the employee elects to contribute. The Company matches 50% of the first 6% of annual compensation that the employee contributes. Account balances under this plan are not taxable until the Company distributes benefits at retirement or when employment terminates.

•	Excess ERISA Plan. This is a supplemental arrangement which allows certain highly compensated executives to reduce the negative effect of limits imposed by the Employee Retirement Income Security Act of 1974 on the contributions under the Profit-Sharing Plan.

•	Employees’ Stock Purchase Plan. This defined contribution plan also meets regulatory requirements. Eligible employees who elect to participate may contribute up to $200 per month from their after-tax compensation. Subject to customary vesting rules, the Company then makes a matching contribution equal to 50% of the employee’s contributions. The trustee of the plan uses the aggregate of all contributions to buy shares of the Company’s common stock on the open market, and reinvests cash dividends paid on those shares to buy additional shares. The Company’s matching contribution are not taxable until the employee withdraws his or her stock or terminates employment. None of the individuals named in the table are eligible to participate in the Company’s Global Employee Stock Purchase Plan.

(6) Mr. Kucera joined the Company in November 1998. His bonus for 2000 includes an installment of a signing bonus.

(7) Mr. Shea received a retention payment in 2000 consisting of a one-time cash payment of $91,875 and deferred stock units in the amount of $275,625 that vest in three equal installments of $91,875. Dividends on the deferred stock units are also included in years 2000, 2001 and 2002.

(8) Mr. Colquitt received a loan upon relocation. The loan is forgiven over a five-year period. The amount of the loan forgiven is shown in the All other compensation column.

	Number of shares
Option grants in	underlying	Percentage of total
last fiscal year	options	options granted	Exercise price		Grant date
Name	granted(1)	in the year	per share	Expiration date	present value(2)

Mr. Johnson	110,000	12.5%	$10.58	December 18, 2009	$280,500

Mr. Crosetto	71,000	8.1%	$10.58	December 18, 2009	$181,050

Mr. Kucera	23,000	2.6%	$10.58	December 18, 2009	$58,650

Mr. Shea	23,000	2.6%	$10.58	December 18, 2009	$58,650

Mr. Colquitt	23,000	2.6%	$10.58	December 18, 2009	$58,650

Notes:

(1) The Compensation Committee issued these incentive stock options under the Company’s 1999 Incentive Compensation Plan, a qualified plan approved by the stockholders, which meets regulatory requirements. The Committee normally makes option grants at the end of the fiscal year, when it evaluates the accomplishments of eligible employees. Each option permits the grantee to purchase shares of common stock at their fair market value on the date of the grant. The fair market value used is the mean of the highest and the lowest trading prices reported on the Exchange on that date.

The Committee determined the number of shares each grantee may buy by applying guidelines established in earlier years.

The Committee set the vesting schedule and the other terms of the 2002 options on the grant date. A corporate officer may exercise 50% of the grant on the first anniversary of the grant and the balance on the second anniversary. Each option will expire on the seventh anniversary or earlier under certain circumstances. Options are not transferable, and the grantee may forfeit them by competing against the Company and in some other cases.

The Committee changed its practice under the 1999 Incentive Compensation Plan as well as the 2000 Stock Incentive Plan to provide that an employee who terminates employment due to death or permanent and total disability will immediately be 100% vested in the options. The changed practice also provides that the options awarded to employees who subsequently retire from the Company will continue to vest on the same schedule as contained in the option grant until all of the outstanding options are vested. The exercise period will be extended from 90 days to one year from the date of termination due to retirement, death, disability or date the options vest after retirement. The changed practice applies to the grants made in December 2001 and all future grants.

The Board or the Committee has discretion to accelerate the exercisability of any options. Exercisability accelerates automatically if there is a change of control of the Company. Examples of change of control include an acquisition of at least 15% of the outstanding stock, a successful tender offer by a party other than the Company itself, the election of at least a third of the Board whom the current Board did not nominate, and a merger, consolidation or liquidation of the Company or sale of all or substantially all its assets.

(2) We calculated present values using a discounted Black-Scholes option-pricing model. In addition to information presented in the table, the method we used relied on these assumptions:

•	The common stock has a volatility rate of approximately 41% based on a weighted average of monthly closing prices over the three-year period preceding the grant date.

•	The current risk-free rate of return on U.S. Treasury bills is approximately 2.1%

•	The annual dividend yield of the stock is 2.1%

We did not adjust the present values to reflect the non-transferability of options. The values which an optionee may actually realize from the exercise of these options may be substantially different from the values shown in the table. Future events and factors currently unknown will continue to influence the Company’s performance. Furthermore, stockholders and other investors should not view the values shown here as a forecast of the performance of the common stock or of future growth in its market price.

			Securities underlying
			unexercised options		Value of unexercised
			at year-end		in-the-money options
Aggregated option exercises in	Shares				at year-end(2)
last fiscal year and year-end	acquired
option values	on	Value
Name	exercise	realized	Exercisable	Unexercisable	Exercisable(1)	Unexercisable

Mr. Johnson	0	$0	662,300	223,500	$674,489	$136,400

Mr. Crosetto	0	$0	356,000	139,250	$506,804	$88,040

Mr. Kucera	0	$0	110,050	46,750	$130,306	$28,520

Mr. Shea	0	$0	85,600	43,500	$113,395	$28,520

Mr. Colquitt	0	$0	62,700	50,500	$51,192	$28,520

Notes:

(1) The table shows no value for options that were “under water” on the last trading day of 2002, which means that they were only exercisable on that date at prices higher than the market value of the common stock.

(2) The market value of the common stock was determined using the average of the high and low price per share on December 31, 2002, which was $11.82 per share.

Long term incentive plans — Awards in the last fiscal year	Deferred stock
Name	units awarded

Mr. Johnson	24,584
Mr. Crosetto	11,948
Mr. Kucera	3,210
Mr. Shea	5,820
Mr. Colquitt	6,596

Note:

Deferred stock units in this table represent the right to receive the same number of shares of common stock when the executive retires or terminates employment. A holder of these units may not vote them, but the Company credits him or her with the equivalent of any cash dividends paid on the common stock and converts that amount into additional units. These deferred stock units are comparable with those awarded under certain circumstances to the Company’s non-employee directors, as described on pages 9-10 of this booklet under the heading “Compensation of Directors.” The Compensation Committee awarded the deferred stock units shown in this table under two plans described below. The cash values of deferred stock units awarded to the five most highly compensated executives under these two plans also appear in the summary compensation table on page 22 as “Deferred stock awards,” and any amounts paid in cash under the same plans appear here as “Long-term incentive payouts.”

•	Long-Term Performance Plan. At the beginning of each year, the Committee sets aggressive goals under this plan to reward improvements in targeted measures of long-term performance. To the extent that the Company achieves these goals, each participating executive may elect to receive his or her individual award under the plan either in cash or in deferred stock units, but he or she must take deferred stock units for any additional award reflecting achievement in excess of the goals. The number of units in each award is 120% of the amount of the cash benefit subject to the deferral.

For 2002, the Committee based 60% of each award under this plan on efforts to reduce sales collection periods, and the balance on continuing to improve a three-year rolling average of free cash flow return on average invested capital. Because each of the Company’s business units met different levels for the goal for each of these two measures, the resulting long-term awards ranged from 80% to 200% of a previously set target.

•	Deferred Award Plan. This plan governs the deferral of other components of executive compensation, again in the form of deferred stock units. First, under the Company’s annual bonus plan, any amount earned in excess of the target bonus must be paid in the form of deferred stock units. Second, if the Internal Revenue Code forbids the Company to take a tax deduction for a particular cash bonus payment, deferral of that payment is mandatory. In both cases, the plan provides that the executive will receive deferred stock units equivalent in value to 120% of the portion of his or her bonus which is subject to deferral. Third, if a contribution the Company makes under the Profit-Sharing Plan for the benefit of a particular executive would exceed the limit imposed by the Employee Retirement Income Security Act, then the Company makes only the allowable contribution to the executive’s account and converts the balance into deferred stock units. In the latter case the Company’s Excess ERISA Plan described on page 23 provides for income taxes on the disallowed portion by awarding deferred stock units equivalent to 140% of the amount by which the contribution would have exceeded the allowable limit.

In a case of financial hardship, the Compensation Committee has discretion to make an early distribution from an executive’s account. The distribution in an appropriate case will be the minimum number of shares of the common stock sufficient to cover the hardship. The Committee also has discretion to revoke any award made under these incentive plans if an executive competes against the Company or discloses confidential information.

Pension plans	Annual benefit at age 62 if average compensation is:
Name	$300,000	$500,000	$700,000	$900,000	$1,000,000

Mr. Johnson	$150,000	$250,000	$350,000	$450,000	$500,000

Mr. Crosetto	$150,000	$250,000	$350,000	$450,000	$500,000

Mr. Kucera	$150,000	$250,000	$350,000	$450,000	$500,000

Mr. Shea	$150,000	$250,000	$350,000	$450,000	$500,000

Mr. Colquitt	$150,000	$250,000	$350,000	$450,000	$500,000

Note:

With the exception of Mr. Shea, each individual named in the table participates in the Company’s Pension Plan, as do with many other employees of the Company. They also participate in a Supplemental Retirement Plan for certain key employees designated by the Board. Retirement benefits under the combination of these two plans, described below as of December 31, 2002, do not appear in the summary compensation table on page 22.

•	Pension Plan. This is a defined benefit plan which meets regulatory requirements. A participant’s age, length of service and the average of his or her five highest years of cash compensation determine benefits under the plan. Cash compensation for this purpose is the sum of the salary and bonus shown in the summary compensation table. These benefits are payable as a life annuity upon normal retirement at age 65, or the actuarial equivalent of that annuity. A participant may elect a discounted benefit on early retirement after age 55, subject to customary vesting rules.

•	Supplemental Retirement Plan. This unfunded plan supplements the Company’s Pension Plan by providing an additional life annuity for each key employee chosen to participate. The annual benefit under this plan, when combined with the benefit under the Pension Plan, generally equals one-half of a participant’s average cash compensation for his or her 60 highest consecutive months during the final ten years of service.

•	Combined benefit. A participant will normally receive the full benefit under the combined plans if he or she retires at age 62 after at least five years of service, or at any age after 30 years of service. A participant who retires after age 55 with fewer than 30 years of service will receive a partial benefit representing a 5% reduction for each year between the early retirement date and age 62, prorated on a monthly basis. As of January 2002, Mr. Crosetto has 30 years of service and will therefore be entitled to receive the maximum benefit under the combined plans when he retires. Based on their anniversaries of hiring, the other individuals named in the table would receive approximately the following percentages of their full benefits if they retired after reaching age 55 and after completing at least five years of service: Mr. Johnson 75% today, Mr. Kucera 95% in 2003, Mr. Shea 65% in 2010 and, Mr. Colquitt 65% in 2016. Certain events producing a change of control of the Company may also make benefits available to the named executives prior to age 62.

Contractual arrangements with executives

The senior executives named in the summary compensation table on page 22 of this booklet and some other key employees of the Company have signed identical Termination Protection Agreements with the Company. These agreements will provide a benefit to the employee if the Company terminates his or her employment without cause and within 30 months after a change in control of the Company, as the agreements define those terms. The executive will receive the same benefit when a change of control is imminent if he or she chooses to resign due to a reduction in responsibilities or compensation, or if an outside party acquiring control asks the Company to terminate the employee. The benefit in those cases will normally be twice the sum of the employee’s base salary and latest target bonus under the annual bonus program.

In January 1996, the Company signed a separate agreement with Mr. Johnson and amended it by mutual agreement in September 1998. The agreement would apply if the Company terminates him without cause or if he resigns with good cause. In addition to retirement benefits available to other senior executives of the Company, Mr. Johnson would receive a lump sum payment equal to the bonus he received for his last fiscal year before the termination. For 18 months after the termination, he would also continue to receive payments equal to his base salary in effect at the time of termination.

Other Information

Proposals and nominations by stockholders. Any stockholder may ask the Company to consider including a proposal in our proxy statement for the Annual Meeting in the year 2004. The proposal may be the nomination of a candidate for the Board of Directors, a by-law amendment or any other matter that is proper, under Delaware law. The Company will consider these proposals for inclusion in the Company’s proxy materials for the Annual Meeting in the year 2004 only if they reach our executive offices by December 11, 2003.

A stockholder’s proposal must be in writing and must identify the proposer. In accordance with the Company’s By-laws, a stockholder proposal must be received by the Company not earlier than 90 days nor later than sixty 60 days in advance of the anniversary of the Company’s previous annual meeting. If the date of the annual meeting occurs more than 30 days before or 60 days after the anniversary of the Company’s previous annual meeting, stockholder proposals must be received no later than the close of business on the later of (i) the sixtieth day prior to such annual meeting and (ii) the tenth day following the date on which public announcement of the date of such meeting is first made. The nomination of a director candidate must also include written consent by the nominee that he or she will serve, if elected, as well as the information about both the candidate and the proposer which the rules and regulations of the Securities and Exchange Commission or the Exchange would require in a proxy statement relating to the election of that candidate.

All proposals and nominations should be addressed to our executive offices at 345 Hudson Street, marked to the attention of Scott L. Spitzer, Vice President, Associate General Counsel and Corporate Secretary.

The Company has no notice that any stockholder will offer a nomination, by-law amendment or other proposal at the 2003 Annual Meeting.

Section 16(a) Beneficial Ownership Reporting Compliance. The Company believes that during 2002 all reports for the Company’s executive officers and directors that were required to be filed under Section 16 of the Securities Act of 1934 were timely filed except as follows: a report on Form 4 was filed late by Mr. H. Marshall Schwarz relating to the sale of common stock; and a report on Form 4 relating to the receipt of a stock option grant from the Company was not filed for each executive officer whose names are set forth in 2002 Form 10-K, but the transaction was reported on their year-end reports on Form 5, which were timely filed.

About Form 10-K. The Company files an annual report on Form 10-K every year with the Securities and Exchange Commission. By regular mail or by posting on the Company’s website (www.bowne.com) we have delivered to each stockholder a copy of that report for the fiscal year ended December 31, 2002. Others may request a copy of the latest Form 10-K by writing to Scott L. Spitzer, Vice President, Associate General Counsel and Corporate Secretary, Bowne & Co., Inc., 345 Hudson Street, New York, NY 10014; or by e-mail to scott.spitzer@bowne.com.

Directions to The Grolier Club

•	By subway, take the 4, 5, 6, N or R Train to Lexington Avenue & 59th Street. This station is both a local and an express stop. There is also a subway station at Fifth Avenue and 59th Street on the N and R lines.

•	By bus, take the M1, M2, M3 or M4 uptown on Madison Avenue or one of the same buses downtown on Fifth Avenue.

•	For cars, there are many parking facilities throughout the neighborhood, including Stoppers Parking Corp. at 136 East 60th Street near Lexington Avenue, between Park and Lexington Avenues.

To Vote by TELEPHONE 1-866-874-4877	To Vote by INTERNET https://www.proxyvotenow.com/bne	To Vote by MAIL

• Use any touch tone telephone in the United States. • Have your Proxy Form in hand. • Enter the Control Number located in the box below. • Follow the simple recorded instructions	OR	• Go to the website address listed above. • Have your Proxy Form in hand. • Enter the Control Number located in the box below. • Follow the simple instructions.	OR	• Mark, sign and date your Proxy Card. • Detach card from Proxy Form. • Return the card in the postage- paid envelope provided.

     Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the internet there is no need for you to mail back your proxy. If you are outside of the United States, please vote by the Internet or mail back your Proxy Card promptly.

CONTROL NUMBER FOR TELEPHONE OR INTERNET VOTING
If you consented to receive proxy materials via the Internet Bowne’s Proxy Statement and Annual Report are available on Bowne’s website at: www.bowne.com

1-866-874-4877
CALL TOLL-FREE TO VOTE

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

Votes must be indicated (x) in Black or Blue ink.

1.	Election of Class I Director Nominees: 01-G.M. Portela; 02-V. Tese; 03-H. Wallaesa; 04-R.R. West

FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS

2.	Approval of the appointment of KPMG LLP as auditors.

FOR	AGAINST	ABSTAIN

The Company representatives are also authorized to vote in accordance with their discretion on any other business that may properly come before the meeting.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)	If you consent to receiving Annual Reports and Proxy Statements by Internet in the future, please mark here:
*Exceptions	If you have noted an address change or comments on either side of this card, please mark here:

Please sign exactly as the name appears hereon. If stock is held in names of joint owners, both should sign.

Date	Share Owner sign here	Co-Owner sign here

BOWNE & CO., INC.

Annual Meeting of Stockholders
Thursday, May 29, 2003

YOUR VOTING INSTRUCTIONS CARD IS ATTACHED BELOW.

You may vote by Internet, by telephone (United States only) or by conventional mail.

Please read the other side of this card carefully for instructions.

However you decide to vote, your representation

at the Annual Meeting of Stockholders is important to Bowne.

VOTING INSTRUCTIONS (Proxy)

Your vote is solicited on behalf of the Board of Directors.

     Revoking any prior appointment, the person signing this card appoints Robert M. Johnson and Scott L. Spitzer, and each of them, attorneys-in-fact and agents with power of substitution, to vote as proxies for the undersigned at the Annual Meeting of Stockholders of Bowne & Co., Inc. to be held at The Grolier Club, 47 East 60th Street, New York, New York, on Thursday, May 29, 2003, beginning at 10:00 A.M. (local time), and at any adjournment thereof, with respect to the number of shares the undersigned would be entitled to vote if personally present. In the case of shares owned beneficially through the Bowne Employees’ Stock Purchase Plan or Global Employee Stock Purchase Plan, the participant signing this card instructs the plan trustees and their proxies to vote with respect to the number of shares held for his or her account.

     The shares covered by these instructions, when properly executed, will be voted in accordance with recommendations by the Board of Directors and with the discretion of the named proxies on any other business that may properly come before the meeting, unless instructions to the contrary are indicated on the reverse side.

     The person signing acknowledges receipt of a copy of the proxy statement which was mailed to all stockholders of record beginning on or about April 12, 2002, relating to the Annual Meeting.

(Continued, and to be dated and signed, on the other side)	BOWNE & CO., INC. P.O.Box 11191 New York, N.Y. 10203-0191